Exhibit 15.4

March 31, 2020

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 16F of the Form 20-F dated March 31, 2020 of ChinaCache International Holdings Ltd. and are in agreement with the statements contained in subsection (c) contained therein concerning Marcum Bernstein & Pinchuk. We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,

/s/ Marcum Bernstein & Pinchuk LLP

Marcum Bernstein & Pinchuk LLP